Exhibit 8.1
[Letterhead of]
HINCKLEY, ALLEN & SNYDER, LLP
October 26, 2010
NewAlliance Bancshares, Inc.
195 Church Street
New Haven, Connecticut 06510
First Niagara Financial Group, Inc.
726 Exchange Street, Suite 618
Buffalo, New York 14210
Ladies and Gentlemen:
We have acted as counsel for NewAlliance Bancshares, Inc. (“NAL”), a Delaware corporation, in connection with the merger of FNFG Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned Subsidiary of First Niagara Financial Group, Inc. (“FNFG”), a Delaware corporation, with and into NAL (the “Merger”), occurring pursuant to that Agreement and Plan of Merger dated as of August 18, 2010 among NAL, Merger Sub, and FNFG, as amended by First Amendment to the Agreement and Plan of Merger dated September 27, 2010 by and among NAL, Merger Sub and FNFG (together, the “Merger Agreement”).
This opinion is being is being delivered in connection with the filing of the registration statement on Form S-4 (Registration No. 333-169598) (as amended, the “Registration Statement”), which includes the Joint Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”).
We have examined that portion of the Proxy Statement/Prospectus under the heading “Material United States Federal Income Tax Consequences of the Merger,” and confirm to you that, in our opinion, to the extent the statements therein describe the United States federal income tax treatment of holders of NAL common stock who exchange such stock for FNFG common stock and/or cash pursuant to the Merger Agreement, such statements are accurate in all material respects.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences of the Merger.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Very Truly Yours,
/s/ Hinckley, Allen & Snyder LLP
Hinckley, Allen & Snyder LLP